UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported) July 19, 2006 (July 18, 2006)

Cendant Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10308 (Commission File No.)	06-0918165 (I.R.S. Employer Identification Number)
9 West 57th Street New York, NY (Address of principal executive office)		10019 (Zip Code)

Registrant's telephone number, including area code  (212) 413-1800

None
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 18, 2006, our Travelport Inc. (“Travelport”) subsidiary entered into a new $2,200 million 364-day credit facility, consisting of a $400 million revolving credit facility and a $1,800 million term loan facility (the agreement pursuant to which such facility was entered into is referred to herein as the “Credit Agreement”).

The new facility includes affirmative covenants, including the maintenance of specific financial ratios. These financial covenants consist of a minimum interest coverage ratio of at least 3.0 times as of the measurement date and a maximum leverage ratio not to exceed 4.5 times on the measurement date. Negative covenants in the new credit facility include limitations on indebtedness of material subsidiaries; liens; mergers, consolidations, liquidations, dissolutions and sales of substantially all assets; and sale and leasebacks. Events of default in the new credit facility include nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross payment default and cross acceleration (in each case, to indebtedness (excluding securitization indebtedness) in excess of $50 million); and a change of control (the definition of which will permit a spin-off of Travelport).

It is Cendant’s intent to repay any outstanding borrowings under the credit facility in conjunction with the closing of the previously announced sale of Travelport.

On July 18, 2006, Cendant entered into a guaranty of Travelport’s obligations under the Credit Agreement (the “Credit Agreement Guaranty”); however, upon the repayment of amounts outstanding under the Credit Agreement as contemplated by the purchase agreement in connection with the proposed sale of Travelport, such Credit Agreement Guaranty and all obligations of Cendant thereunder shall unconditionally terminate.

A copy of the Credit Agreement and the Credit Agreement Guaranty are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Certain of the lenders party to the Credit Agreement and the Credit Agreement Guaranty and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Cendant, Travelport and their subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 2.02	Results of Operations and Financial Condition.

On July 19, 2006, we issued a press release which, among other things, disclosed that we expect to report our financial results of the Company’s operations for the second quarter on August 9th, as well as our expectations with respect to certain of such financial results. A copy of the press release issued on July 19, 2006 is attached hereto as Exhibit 99.1 and that portion of the press release relating to our expectations with respect to the second quarter 2006 is incorporated by reference into this item.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 19, 2006, we announced that “when issued” trading in the common stock of Realogy Corporation and Wyndham Worldwide Corporation is expected to begin on the New York Stock Exchange today. In addition, we updated our forecasts and reported certain information with respect to our financial results of operations for the second quarter 2006.

A copy of the press release issued on July 19, 2006 is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Information Relating to Avis Budget Car Rental, LLC

Cendant intends to post in the “Investor Center” section of its website at www.cendant.com additional information related to Avis Budget Car Rental, LLC and its subsidiaries, the companies that make up Cendant's vehicle rental business. The information includes historical and pro forma financial information of Avis Budget Car Rental and its subsidiaries. The vehicle rental business will continue to be owned by Cendant following the completion of the separation of Cendant into four separate companies.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1
Credit Agreement, dated as of July 18, 2006, among Travelport Inc., as Borrower, Galileo International Technology, LLC, as a Subsidiary Borrower, certain financial institutions as lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A. and Citicorp North America, Inc., as Syndication Agents.

10.2
Guaranty, dated as of July 18, 2006, made by Cendant Corporation in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of July 18, 2006 among Travelport Inc., as Borrower, Galileo International Technology, LLC, as Subsidiary Borrower, the Subsidiary Borrowers from time to time parties to the Credit Agreement and Bank of America, N.A. and Citicorp North America, Inc., as Syndication Agents.

99.1	Press Release dated July 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENDANT CORPORATION
By:	/s/ Eric J. Bock
Eric J. Bock Executive Vice President, Law and Corporate Secretary

Date: July 19, 2006

CENDANT CORPORATION
CURRENT REPORT ON FORM 8-K
Report Dated July 19, 2006 (July 18, 2006)

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of July 18, 2006, among Travelport Inc., as Borrower, Galileo International Technology, LLC, as a Subsidiary Borrower, certain financial institutions as lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A. and Citicorp North America, Inc., as Syndication Agents.

10.2
Guaranty, dated as of July 18, 2006, made by Cendant Corporation in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of July 18, 2006 among Travelport Inc., as Borrower, Galileo International Technology, LLC, as Subsidiary Borrower, the Subsidiary Borrowers from time to time parties to the Credit Agreement and Bank of America, N.A. and Citicorp North America, Inc., as Syndication Agents.

99.1	Press Release dated July 19, 2006.